Exhibit 10.2
SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     WHEREAS, Nabors Industries Ltd. and Nabors Industries, Inc. (collectively, “the Company”) and Anthony G. Petrello (“Employee”), entered into an Executive Employment Agreement (the “Agreement”) effective as of April 1, 2009 and a First Amendment to the Agreement effective as of June 29, 2009 (the “First Amendment”); and
     WHEREAS, in consideration of the current economic conditions and in lieu of other cost reductions, Employee and the Company desire to continue to decrease temporarily the compensation payable to Employee under the Agreement;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree to amend the Agreement as follows, effective December 28, 2009:
1.	Section 3.1(a) of the Agreement is amended by changing the language added by the First Amendment to read: “However, on an interim basis commencing June 29, 2009 and ending on June 27, 2010 the amount of base salary due and payable for purposes of biweekly payroll administration only shall be based on an annual salary of Nine Hundred Ninety Thousand Dollars ($990,000). For all other purposes under this Agreement, the term “Base Salary” or “base salary” shall be construed in accordance with the first sentence of this Section 3.1(a) as if the preceding sentence’s modification had not occurred.”
2.	As amended by paragraph 1 above, the Agreement remains in full force and effect. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have executed this amendment on the 28th day of December, 2009.

COMPANY: Nabors Industries Ltd.
By:	/s/ Martin J. Whitman

Nabors Industries, Inc.
By:	/s/ Laura W. Doerre
Its Secretary

EMPLOYEE:
/s/ Anthony G. Petrello
Anthony G. Petrello

2